Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Renovis, Inc. 2007 Employment Commencement Incentive Plan, of our reports dated March 8, 2006, with respect to the financial statements of Renovis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Renovis, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Renovis, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
January 17, 2007